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                                                                     EXHIBIT 5.1


                                                26 February 2002

Bunge Limited
50 Main Street
White Plains, New York 10606
U.S.A.

Dear Sirs

BUNGE LIMITED (THE "COMPANY")

We have acted as special legal counsel in Bermuda to the Company in connection with the Form F-1 (Registration No. 333-81322), as amended (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, of an aggregate of 16,100,000 common shares, par value US$0.01 per share, of which 13,613,633 are being offered by the Company and 2,486,367 are being offered by certain selling shareholders of the Company together with an additional 2,350,000 common shares, par value US$0.01 per share subject to an over-allotment option granted to the underwriters by the Company (together, the "Common Shares").

For the purposes of giving this opinion, we have examined a copy of the Registration Statement as filed with the U.S. Securities and Exchange Commission (the "Commission") on 26 February 2002. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 26 February 2002, copies of unanimous written resolutions of the members of the Company dated 11 July 2001 and certified extracts of resolutions passed at a meeting of the board of directors of the Company held on 17 January 2002 (together, the "Resolutions") and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (d) that the

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Resolutions remain in full force and effect and have not been rescinded or amended.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda (and assume that such laws would not have any implication in relation to the opinions expressed herein). This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purpose set out above and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that when issued and paid for as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Risk Factors", "Taxation", "Enforcement of Civil Liberties", and "Legal Matters" in the prospectus forming a part of the Registration Statement.

Yours faithfully
/s/ CONYERS DILL & PEARMAN